Exhibit 99.1

Attention: Business Editors

Navtech Agrees to Repurchase $1.8 million of its Common Stock

Agreement signed to repurchase over 600,000 shares at $2.90 per share

Waterloo, ON March 28, 2006 — Navtech, Inc. (OTCBB: NAVH), a leading international provider of flight operations software and services, announced today that it has signed an agreement to repurchase $1.8 million of its Common Stock.

Navtech has agreed to repurchase 620,690 of its common stock for $1.8 million (or $2.90 per share) in a private sale transaction.  The repurchase represents 12.7% of Navtech’s currently outstanding common stock, or 8.1% on a diluted basis (after giving effect to all potentially dilutive securities).

The transaction is subject to final delivery of the common stock, and is expected to close no later than April 18, 2006.   Navtech will file a Form 8-K describing the transaction that will be available at the SEC’s website at www.sec.gov, or from the company’s website at www.navtechinc.com/investors.

The share repurchase was approved by Navtech’s Board of Directors, and is not part of a larger stock repurchase program.

About Navtech

Navtech creates and supports superior flight operations software and services for airlines. With more than 250 airline customers around the world, Navtech’s products directly support millions of flights around the globe each year. Navtech’s product portfolio includes aeronautical charts, navigation data, flight planning, crew planning, runway analysis, and weight & balance systems. Navtech has more than 250 employees with offices in the United States, Canada, Sweden, the United Kingdom and Singapore.  For more information, please go to www.navtechinc.com.

FORWARD-LOOKING STATEMENTS: This release may include forward-looking statements concerning the Company’s intent, belief or current expectations with respect to, among other things, trends affecting its financial condition or results of operations and its business and growth strategies. Such forward-looking statements are based upon assumptions that may not be correct, are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. The Company does not undertake any obligation to update or revise any forward-looking statements. All forward-looking statements are subject to the risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth under “Other Considerations” in the “Management’s Discussion and Analysis or Plan of Operation” section of the Company’s Annual Report on Form 10-KSB for the year ended October 31, 2005.

For further information, please contact:

Navtech, Inc.
Gordon Heard
Chief Financial Officer
Tel: +1 519 747 1170 x288
gheard@navtechinc.com
www.navtechinc.com